UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following e-mail communication was distributed to employees of PAETEC Holding Corp. on August 1, 2011.

Subject: PAETEC and Windstream to Combine

Fellow PAETEC Employees,

Moments ago, we announced plans for PAETEC and Windstream to combine as one company under the name, Windstream. This is an exciting announcement for both companies and will create a new Fortune 500 company with the strength and scale to compete and win business against any provider in the industry.

If you aren’t familiar with Windstream, they are a $4.1 billion telecom provider with operations in 29 states. The S&P 500 company is based in Little Rock, Ark., and its stock trades under the NASDAQ ticker symbol “WIN.” The company was created in 2006, but its telephony roots go back to the early 1900s. Although historically Windstream has had a focus on residential customers in rural areas, the company has recently turned their attention towards larger business which well complements PAETEC’s business focus in major metropolitan areas.

As both employees and owners, please take a moment to review resources which will be posted on the InSight homepage and familiarize yourself with Windstream on their web site. Today at 8:30 a.m. ET, we’ll hold a special all-employee audio call and give you more perspective on the merger and what it means for us, followed by a more in-depth all-staff video call at 12:00 p.m. ET, 9:00 a.m. PT so those in the Pacific time zone can participate.

We expect the transaction to close in within six months, and we’ll be continually communicating news and information with you on our weekly Friday calls, Owners’ InSight Newsletter, and InSight homepage.

As a final thought, many of us may look at this announcement with mixed emotions and wonder what this means for us at PAETEC. We’ll be discussing the details far more over the upcoming weeks and months, but just know, we will now be a stronger company, with more resources, and more growth potential than we could have imagined separately. The same PAETEC culture which has propelled our success over 13 years will continue to drive our combined company and further position us as the premier communications provider in the industry, soon under the name Windstream.

Over the upcoming days and weeks, we’ll continue to have more information to answer your questions.

Take care,

Arunas

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp. (“PAETEC”), Windstream Corporation (“Windstream”) and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream.

Windstream will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the transaction that will include the proxy statement of PAETEC, which also will constitute a prospectus of Windstream. PAETEC will send to its stockholders the proxy statement/prospectus regarding the proposed merger transaction. PAETEC urges investors and security holders to read the proxy statement/prospectus and other documents relating to the merger transaction when they become available, because they will contain important information about PAETEC, Windstream and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the proxy statement/prospectus and other documents relating to the merger transaction (when available) from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. In addition, copies of the proxy statement/prospectus and such other documents may be obtained (when available) from PAETEC free of charge by directing a request to PAETEC Holding Corp., One PAETEC Plaza, Fairport, New York 14450, Attn: Investor Relations, telephone: (585) 340-2500.

Certain Information Regarding Participants

PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s stockholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PAETEC’s Annual Report on Form 10-K/A for the year ended December 31, 2010, which was filed with the SEC on April 12, 2011, and its definitive proxy statement for the 2011 annual meeting of stockholders, which was filed with the SEC on April 20, 2011. Additional information regarding the interests of such individuals in the proposed merger transaction will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com.